Exhibit 99.1

Consumers Bancorp, Inc. Reports

Second Fiscal Quarter 2007 Results

Minerva, Ohio—January 25, 2007 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported second fiscal quarter earnings per share of $0.18 which is equal to the previous quarter ended September 30, 2006 and compared to $0.15 for the same period ended December 31, 2005. Net income for the second quarter of 2007 was $380 thousand, equal to the previous quarter ended September 30, 2006 and a $64 thousand increase from the same quarter in 2006. Return on average assets (ROA) and return on average equity (ROE) for the second fiscal quarter of 2007 were 0.75% and 7.61%, respectively. This compares to ROA of 0.62% and ROE of 6.52% for the second fiscal quarter of 2006.

For the six months ended December 31, 2006, net income was $760 thousand compared to $694 thousand for the same period last year. Fiscal year-to-date net income per share was $0.36 compared to $0.32 for the same period in 2006. ROA and ROE for the six months ended December 31, 2006 were 0.75% and 7.69%, respectively, compared to 0.69% and 7.13%, respectively, for the prior year.

Interest income for the second fiscal quarter of 2007 increased $224 thousand and interest expense increased $203 thousand over second quarter results for the same period last year. The net interest margin increased to 4.70% for the quarter ended December 31, 2006 compared with 4.62% for the previous quarter ended September 30, 2006 and 4.63% for the same period last year. The Corporation’s yield on average interest-earning assets increased to 6.74% for the three months ended December 31, 2006 from 6.22% for the same period last year. The Corporation’s cost of funds increased from 2.08% for the three months ended December 31, 2005 to 2.75% for the three months ended December 31, 2006.

Steven L. Muckley, President and Chief Executive Officer, stated “We are looking forward to continuing the trend of steady improvement in our earnings through the scheduled interest rate increases on loans and by capitalizing on the opportunities created by our management team in many of our key business lines. We are particularly excited by the opportunities from our alternative investment program, a new personal checking account product line-up and new commercial checking account products. On the credit side, we were pleased that non-performing assets decreased by $600 thousand from the first fiscal quarter to the second fiscal quarter of 2007.”

Other income was $571 thousand for the second fiscal quarter of 2007 compared with $560 thousand for the previous quarter ended September 30, 2006 and $536 thousand for the same period last year. Alternative investment income, income from investment banking, advisory, brokerage, and underwriting, increased by $39 thousand for the second fiscal quarter of 2007 compared to the same period last year.

Other expenses decreased $30 thousand, or 1.4%, for the second fiscal quarter of 2007 from the same period last year. Other expenses decreased mainly due to lower loan collection expenses.

Assets at December 31, 2006 totaled $200.4 million, a decrease of $3.1 million from June 30, 2006 and a decrease of $4.7 million from December 31, 2005. During the six month period of June 30, 2006 to December 31, 2006, total loans decreased by $3.4 million and deposits increased $3.5 million. During the twelve month period of December 31, 2005 to December 31, 2006, total loans decreased by $5.2 million and deposits increased by $12.2 million.

Non-performing assets were $2.8 million at December 31, 2006, compared with $3.4 million at September 30, 2006 and $2.7 million at December 31, 2005. Included in the December 31, 2006 and September 30, 2006 non-performing assets was a $1.8 million loan relationship that is secured by two multi-family rental unit loans. These properties are in the process of foreclosure and have been specifically reserved for within the allowance for loan losses.

In June 2006, the Board of Directors authorized a share repurchase program for up to 75,000 shares that can be repurchased through June 2007. As part of this repurchase program, 31,725 shares have been repurchased for the six month period ended December 31, 2006.

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, East Canton, and Malvern Ohio. Information about Consumers National Bank can be accessed on the Internet at http:\\www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors.

Contact: Steven L. Muckley, President & Chief Executive Officer 1-330-868-7701 extension 140.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

December 31, 2006

(Dollars in thousands, except per share data)

	Three Month Period Ended		Six Month Period Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
EARNINGS:
Net interest income	$2,130	$2,109	$4,229	$4,218
Provision for loan losses	172	182	343	224
Other income	571	536	1,131	1,116
Other expenses	2,045	2,075	4,048	4,228
Income tax expense	104	72	209	188
Net income	380	316	760	694

Net income per share –
Basic	$0.18	$0.15	$0.36	$0.32

PERFORMANCE RATIOS (Annualized):
Return on average assets	0.75%	0.62%	0.75%	0.69%
Return on average equity	7.61	6.52	7.69	7.13
Net interest margin (Fully Tax Equivalent)	4.70	4.63	4.66	4.68

MARKET DATA:
Book value/common share	$9.35	$9.07
Market close, bid	12.15	16.41
Period end common shares	2,108,709	2,143,444
Average equity: avg. assets	9.91%	9.51%	9.76%	9.67%
Average common shares	2,110,040	2,143,444	2,123,624	2,143,444

ASSET QUALITY:
Net charge-offs	$153	$36	$171	$177
Non-performing assets	2,786	2,666
Allowance for loan losses (ALLL)	1,729	1,570
Net charge-offs to Total Loans (Annualized)	0.42%	0.10%	0.24%	0.24%
ALLL to Total Loans	1.20%	1.05%

ENDING BALANCES:
Assets	$200,438	$205,117
Deposits	170,788	158,595
Loans, net	142,865	148,080
Securities, available for sale	38,805	37,638
Federal Home Loan Bank borrowings	3,998	19,001
Shareholders’ Equity	19,711	19,436